August 3, 2018

Via Electronic Mail and Overnight Delivery

Nokomis Capital, L.L.C.
2305 Cedar Springs Road, Suite 420
Dallas, TX 75201
Attn:    Brett Hendrickson
Wes Cummins
Gentlemen:
This letter is intended to provide notice of certain actions as contemplated by that certain letter agreement (the “Agreement”) between Telenav, Inc. (the “Company”), on the one hand, and Nokomis Capital, L.L.C. (“Nokomis”) and each of the other related persons set forth on the signature pages to this Agreement (collectively with Nokomis, the “Nokomis Group”), on the other hand, dated August 24, 2017. The Nokomis Group and its Affiliates (as defined in the Agreement) and Associates (as defined in the Agreement) are collectively referred to as the “Investors.” Other terms set forth herein but not defined shall have the definitions set forth in the Agreement.
Pursuant to Section 3 of the Agreement, the Company hereby notifies the Investors that on July 31, 2018, the Nominating and Governance Committee of the Board nominated Randy Ortiz as a Class III Director for election at the 2018 Annual Meeting. As set forth in Section 3 of the Agreement, the Company confirms that as a result of the action of the Nominating and Governance Committee: (a) the Board and all applicable committees of the Board will take all action necessary to include Mr. Ortiz on the Company’s slate of nominees standing for election at the 2018 Annual Meeting and the Company will recommend and solicit proxies for the election of Mr. Ortiz at the 2018 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2018 Annual Meeting; and (b) the Restricted Period shall terminate at 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of director nominations in respect of the 2019 Annual Meeting of Stockholders.

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Please let us know if you have questions regarding the foregoing.

Very truly yours,
TELENAV, INC.
By:	/s/ HP Jin

Name:	HP Jin
Title:	Chief Executive Officer

cc: Aneliya Crawford, Schulte Roth & Zabel LLP

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